Exhibit 99.1
New Albany, Ohio, February 16, 2011: Abercrombie & Fitch Co. (NYSE: ANF) today reported unaudited results which reflected net income of $92.6 million and net income per diluted share of $1.03 for the thirteen weeks ended January 29, 2011, compared to a net income of $47.5 million and net income per diluted share of $0.53 for the thirteen weeks ended January 30, 2010.
Excluding store-related asset impairment charges and exit charges associated with domestic store closures, the Company reported non-GAAP net income per diluted share of $1.38 for the thirteen weeks ended January 29, 2011. Excluding a net loss from discontinued operations and store-related asset impairment charges, the Company reported non-GAAP net income per diluted share of $0.91 for the thirteen weeks ended January 30, 2010.
The Company also reported net income of $150.3 million and net income per diluted share of $1.67 for the fifty-two weeks ended January 29, 2011, compared to net income of $0.3 million and net income per diluted share of $0.00 for the fifty-two weeks ended January 30, 2010.
Excluding store-related asset impairment charges and exit charges associated with domestic store closures, the Company reported non-GAAP net income per diluted share of $2.05 for the fifty-two weeks ended January 29, 2011. Excluding a net loss from discontinued operations and store-related asset impairment charges, the Company reported non-GAAP net income per diluted share of $1.12 for the fifty-two weeks ended January 30, 2010.
A reconciliation of net income per diluted share on a GAAP basis to net income per diluted share on a non-GAAP basis is included in a table accompanying the Condensed Consolidated financial statements included with this release.
Fourth Quarter Sales Highlights
•	Total Company net sales, including direct-to-consumer net sales, increased 23% to $1.149 billion

•	Comparable store sales increased 13%

•	Total Company direct-to-consumer net merchandise sales increased 43% to $133.4 million

•	Total Company domestic net sales, including direct-to-consumer net sales, increased 16% to $919.1 million

•	Total Company international net sales, including direct-to-consumer net sales, increased 61% to $230.3 million

•	Abercrombie & Fitch net sales of $469.8 million; Abercrombie & Fitch comparable store sales increased 13%

•	abercrombie kids net sales of $124.9 million; abercrombie kids comparable store sales increased 9%

•	Hollister Co. net sales of $539.9 million; Hollister Co. comparable store sales increased 13%
Mike Jeffries, Chief Executive Officer and Chairman of the Board of Abercrombie & Fitch Co., said:
“We are very pleased with our fourth quarter results. We finished the year with strong domestic sales growth and continued to see very strong results in Europe. 2010 was a year in which we exceeded our objectives in terms of sales, operating income and earnings per share. We did this while continuing to invest for the future and to build our organization to capitalize on the huge opportunities we see ahead. There are challenges ahead, but we feel very confident in the momentum of our business and the global power of our iconic brands.”

Fourth Quarter and Fiscal Year 2010 Financial Results
Net sales for the thirteen weeks ended January 29, 2011 increased 23% to $1.149 billion from $936.0 million for the thirteen weeks ended January 30, 2010. Total Company fourth quarter comparable store sales increased 13%. Total Company direct-to-consumer net merchandise sales increased 43% to $133.4 million for the thirteen week period ended January 29, 2011. For the fifty-two week fiscal year ended January 29, 2011, the Company reported a net sales increase of 18% to $3.47 billion from $2.93 billion for the fifty-two week fiscal year ended January 30, 2010. Fiscal 2010 total Company comparable store sales increased 7%.Total Company direct-to-consumer net merchandise sales increased 41% to $352.5 million for the fifty-two week fiscal year ended January 29, 2011, compared to the fifty-two week fiscal year ended January 30, 2010.
The gross profit rate for the fourth quarter was 63.6%, approximately flat to last year’s fourth quarter gross profit rate. For Fiscal 2010, the gross profit rate was 63.8% versus 64.3% last year.
Stores and distribution expense for the fourth quarter was $485.5 million, or 42.2% of net sales, and included store-related asset impairment charges of $48.4 million, or 4.2% of net sales, and store closure charges of $4.0 million, or 0.3% of net sales. Stores and distribution expense for the fourth quarter of last year was $414.0, or 44.2% of net sales, and included store-related asset impairment charges of $33.2 million, or 3.5% of net sales. The decrease in the stores and distribution expense rate was primarily driven by lower store occupancy costs and payroll costs as a percentage of net sales. For Fiscal 2010, stores and distribution expense, as a percentage of net sales, decreased to 45.8% versus 48.7% last year.
Marketing, general and administrative expense for the fourth quarter was $106.4 million, a 15% increase compared to $92.4 million during the same period last year. The increase in marketing, general and administrative expense was primarily due to increases in compensation and benefits, including incentive and equity compensation, legal reserves, and asset write-offs. For Fiscal 2010, marketing, general and administrative expense was $400.8 million compared to $353.3 million last year, a 13% increase.
The effective tax rate for continuing operations for the fourth quarter was 35.5% compared to 35.3% during the same period last year. For Fiscal 2010, the effective tax rate for continuing operations was 34.3% compared to 33.9% last year.
Net income was $92.6 million and net income per diluted share was $1.03 for the thirteen weeks ended January 29, 2011, compared to a net income of $47.5 million and net income per diluted share of $0.53 for comparable period last year. The results for the thirteen weeks ended January 29, 2011 included store-related asset impairment charges of $0.33 per diluted share and store closure charges of $0.03 per diluted share. The results for the thirteen weeks ended January 30, 2010 included store-related asset impairment charges of $0.23 per diluted share and a net loss from discontinued operations of $0.15 per diluted share. For Fiscal 2010, net income was $150.3 million and net income per diluted share was $1.67, compared to net income of $0.3 million and net income per diluted share of $0.00 for the comparable period last year. The results for the fifty-two weeks ended January 29, 2011 included store-related asset impairment charges of $0.34 per diluted share and store closure charges of $0.03 per diluted share. The results of the fifty-two weeks ended January 30, 2010 included store-related asset impairment charges of $0.23 per diluted share and a net loss from discontinued operations of $0.89 per diluted share.
The Company ended the fourth quarter of Fiscal 2010 with $826.4 million in cash and cash equivalents, borrowings under the credit agreement of $43.8 million and outstanding letters of credit of $2.9 million, compared to $670.0 million in cash and cash equivalents, borrowings under the credit agreement of $50.9 million and outstanding letters of credit of $50.0 million at the comparable point last year.
During the fourth quarter of Fiscal 2010, the Company repurchased approximately 0.9 million shares of its common stock at an aggregate cost of approximately $47.0 million. During Fiscal 2010, the Company repurchased approximately 1.6 million shares of its common stock at an aggregate cost of approximately $76.2 million. As of January 29, 2011, the Company had approximately 9.8 million remaining shares available for purchase under its publicly announced stock repurchase authorizations.
Fiscal 2010 total capital expenditures were $161 million, which consisted of approximately $118 million for new stores, store refreshes and remodels, and $43 million related to information technology, distribution center and other home office projects.
During Fiscal 2010, the Company opened 36 new stores, 12 domestically and 24 internationally, and closed 64 stores. A summary of store openings and closings for the thirteen and fifty-two week periods ended January 29, 2011 is included with the financial statement schedules following this release.

2011 Outlook
In Fiscal 2011, the Company expects to open international Abercrombie & Fitch flagship stores in Paris, Madrid, Dusseldorf, Brussels, Dublin and Singapore. The Dusseldorf location will also include an abercrombie kids store. In addition the Company expects to open 30 to 40 international mall-based Hollister stores, primarily in the latter part of the year. The Company expects a minimal number of domestic store openings in 2011. In addition, the Company continues to expect to close approximately 50 domestic stores during Fiscal 2011, primarily at the end of 2011 through natural lease expirations.
During the fourth quarter of Fiscal 2010, the Company commenced the consolidation of its two domestic distribution centers. The consolidation will facilitate the potential sale of the second distribution center and result in reduced distribution costs upon completion of the consolidation, which is expected to be by mid-2012. The Company expects to incur approximately $26 million in capital expenditures associated with the consolidation, of which approximately $19 million will occur in 2011 and to incur $28 million or slightly higher in accelerated depreciation charges, of which approximately $4 million per quarter will be recognized in 2011.
Based on current new store plans and other planned expenditures, the Company expects total capital expenditures for 2011 to be approximately $300 million, predominately related to new stores, store refreshes and remodels.
Other Developments
On February 15, 2011, the Board of Directors declared a quarterly cash dividend of $0.175 per share on the Class A Common Stock of Abercrombie & Fitch Co. payable on March 15, 2011 to shareholders of record at the close of business on February 25, 2011.
An investor presentation of fourth quarter results will be available in the “Investors” section of the Company’s website at www.abercrombie.com at approximately 8:00 AM, Eastern Time, today.
At the end of Fiscal 2010, the Company operated a total of 1,069 stores. The Company operated 316 Abercrombie & Fitch stores, 181 abercrombie kids stores, 502 Hollister Co. stores and 18 Gilly Hicks stores in the United States. The Company also operated nine Abercrombie & Fitch stores, four abercrombie kids stores, 38 Hollister Co. stores and one Gilly Hicks store internationally. The Company operates e-commerce websites at www.abercrombie.com, www.abercrombiekids.com, www.hollisterco.com and www.gillyhicks.com.
Today at 8:30 AM, Eastern Time, the Company will conduct a conference call. Management will discuss the Company’s performance and its plans for the future and will accept questions from participants. To listen to the conference call, dial (888) 812-8589 and ask for the Abercrombie & Fitch Quarterly Call or go to www.abercrombie.com. The international call-in number is (913) 312-0406. This call will be recorded and made available by dialing the replay number (888) 203-1112 or the international number (719) 457-0820 followed by the conference ID number 7186724 or through wwww.abercrombie.com.
For further information, call:
Eric Cerny
Manager, Investor Relations
(614) 283-6385

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
A&F cautions that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this Press Release or made by management of A&F involve risks and uncertainties and are subject to change based on various important factors, many of which may be beyond the Company’s control. Words such as “estimate,” “project,” “plan,” “believe,” “expect,” “anticipate,” “intend,” and similar expressions may identify forward-looking statements. The following factors, in addition to those included in the disclosure under the heading “ FORWARD-LOOKING STATEMENTS AND RISK FACTORS” in “ITEM 1A. RISK FACTORS” of A&F’s Annual Report on Form 10-K for the fiscal year ended January 30, 2010, in some cases have affected and in the future could affect the Company’s financial performance and could cause actual results for the 2010 fiscal year and beyond to differ materially from those expressed or implied in any of the forward-looking statements included in this Press Release or otherwise made by management: general economic and financial conditions could have a material adverse effect on the Company’s business, results of operations and liquidity; loss of the services of skilled senior executive officers could have a material adverse effect on the Company’s business; ability to hire, train and retain qualified associates could have a material adverse effect on the Company’s business; equity-based compensation awarded under the employment agreement with the Company’s Chief Executive Officer could adversely impact the Company’s cash flows, financial position or results of operations and could have a dilutive effect on the Company’s outstanding Common Stock; failure to anticipate, identify and respond to changing consumer preferences and fashion trends in a timely manner could cause the Company’s profitability to decline; unseasonable weather conditions affecting consumer preferences could have a material adverse effect on the Company’s business; disruptive weather conditions affecting the consumers’ ability to shop could have a material adverse effect on the Company’s business; the Company’s market share may be adversely impacted at any time by a significant number of competitors; the Company’s international expansion plan is dependent on many factors, any of which could delay or prevent successful penetration into new markets and strain its resources; the Company’s growth strategy relies on the addition of new stores, which may strain the Company’s resources and adversely impact current store performance; the Company may incur costs related to store closures; availability and market prices of key raw materials and labor costs could have a material adverse effect on the Company’s business and results of operations; the interruption of the flow of merchandise from key vendors and international manufacturers could disrupt the Company’s supply chain; the Company does not own or operate any manufacturing facilities and therefore depends upon independent third parties for the manufacture of all its merchandise; the Company’s reliance on two distribution centers domestically located in the same vicinity, and one distribution center internationally, makes it susceptible to disruptions or adverse conditions affecting its distribution centers; the Company’s reliance on third parties to deliver merchandise from its distribution centers to its stores and direct-to-consumer customers could result in disruptions to its business; the Company’s development of new brand concepts could have a material adverse effect on the Company’s financial condition or results of operations; fluctuations in foreign currency exchange rates could adversely impact financial results; the Company’s net sales and inventory levels fluctuate on a seasonal basis, causing its results of operations to be particularly susceptible to changes to back-to-school and holiday shopping patterns; the Company’s ability to attract customers to its stores depends heavily on the success of the shopping centers in which they are located; comparable store sales will continue to fluctuate on a regular basis; the Company’s net sales are affected by direct-to-consumer sales; the Company may be exposed to risks and costs associated with credit card fraud and identity theft; the Company’s litigation exposure could exceed expectations, having a material adverse effect on the Company’s financial condition or results of operations; the Company’s failure to adequately protect its trademarks could have a negative impact on its brand image and limit its ability to penetrate new markets; the Company’s unsecured credit agreement includes financial and other covenants that impose restrictions on its financial and business operations; changes in taxation requirements could adversely impact financial results; the Company’s inability to obtain commercial insurance at acceptable prices or failure to adequately reserve for self-insured exposures might increase expense and adversely impact financial results; modifications and/or upgrades to information technology systems may disrupt operations; the Company could suffer if the Company’s computer systems are disrupted or cease to operate effectively; effects of political and economic events and conditions domestically, and in foreign jurisdictions in which the Company operates, including, but not limited to, acts of terrorism or war could have a material adverse effect on the Company’s business; potential disruption of the Company’s business due to the occurrence of, or fear of, a health pandemic could have a material adverse effect on the Company’s business; changes in the regulatory or compliance landscape could adversely affect the Company’s business or results of operations; and the Company’s operations may be effected by greenhouse emissions and climate change.

Abercrombie & Fitch Co.
Condensed Consolidated Statements of Income
Thirteen Weeks Ended January 29, 2011 and Thirteen Weeks Ended January 30, 2010
(in thousands, except per share data)

	(Unaudited)		(Unaudited)
	2010	% of Net Sales	2009	% of Net Sales

Net Sales	$1,149,396	100.0%	$935,991	100.0%

Cost of Goods Sold	418,410	36.4%	341,449	36.5%

Gross Profit	730,986	63.6%	594,542	63.5%

Total Stores and Distribution Expense	485,475	42.2%	413,983	44.2%

Total Marketing, General and Administrative Expense	106,354	9.3%	92,390	9.9%

Other Operating Income, Net	(5,549)	-0.5%	(7,268)	-0.8%

Operating Income	144,706	12.6%	95,437	10.2%

Interest Expense, Net	1,058	0.1%	1,093	0.1%

Income from Continuing Operation Before Taxes	143,648	12.5%	94,344	10.1%

Tax Expense for Continuing Operations	51,055	4.4%	33,319	3.6%

Net Income from Continuing Operations	92,593	8.1%	61,025	6.5%

Net Loss from Discontinued Operations (net of taxes)	—	0.0%	(13,566)	-1.4%

Net Income	$92,593	8.1%	$47,459	5.1%

Net Income Per Share from Continuing Operations:
Basic	$1.06		$0.69
Diluted	$1.03		$0.68

Net Loss Per Share from Discontinued Operations:
Basic	$—		$(0.15)
Diluted	$—		$(0.15)

Net Income Per Share:
Basic	$1.06		$0.54
Diluted	$1.03		$0.53

Weighted-Average Shares Outstanding:
Basic	87,691		87,977
Diluted	90,214		89,114

Abercrombie & Fitch Co.
Condensed Consolidated Statements of Income
Fifty-Two Weeks Ended January 29, 2011 and Fifty-Two Weeks Ended January 30, 2010
(in thousands, except per share data)

	(Unaudited)		ACTUAL
	2010	% of Net Sales	2009	% of Net Sales

Net Sales	$3,468,777	100.0%	$2,928,626	100.0%

Cost of Goods Sold	1,256,596	36.2%	1,045,028	35.7%

Gross Profit	2,212,181	63.8%	1,883,598	64.3%

Total Stores and Distribution Expense	1,589,501	45.8%	1,425,950	48.7%

Total Marketing, General and Administrative Expense	400,804	11.6%	353,269	12.1%

Other Operating Income, Net	(10,056)	-0.3%	(13,533)	-0.5%

Operating Income	231,932	6.7%	117,912	4.0%

Interest Expense (Income), Net	3,362	0.1%	(1,598)	-0.1%

Income from Continuing Operation Before Taxes	228,570	6.6%	119,510	4.1%

Tax Expense for Continuing Operations	78,287	2.3%	40,557	1.4%

Net Income from Continuing Operations	150,283	4.3%	78,953	2.7%

Net Loss from Discontinued Operations (net of taxes)	—	0.0%	(78,699)	-2.7%

Net Income	$150,283	4.3%	$254	0.0%

Net Income Per Share from Continuing Operations:
Basic	$1.71		$0.90
Diluted	$1.67		$0.89

Net Loss Per Share from Discontinued Operations:
Basic	$—		$(0.90)
Diluted	$—		$(0.89)

Net Income Per Share:
Basic	$1.71		$0.00
Diluted	$1.67		$0.00

Weighted-Average Shares Outstanding:
Basic	88,061		87,874
Diluted	89,851		88,609

Abercrombie & Fitch Co.
Condensed Consolidated Balance Sheets
(in thousands)

	(Unaudited)
	January 29, 2011	January 30, 2010
ASSETS

Current Assets
Cash and Equivalents	$826,353	$669,950
Marketable Securities	—	32,356
Receivables	81,264	90,865
Inventories	385,857	310,645
Deferred Income Taxes	60,405	44,570
Other Current Assets	79,389	77,297

Total Current Assets	1,433,268	1,225,683

Property and Equipment, Net	1,149,583	1,244,019

Non-Current Marketable Securities	100,534	141,794

Other Assets	264,517	210,370

TOTAL ASSETS	$2,947,902	$2,821,866

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities
Accounts Payable and Outstanding Checks	$137,235	$150,134
Accrued Expenses	306,587	246,289
Deferred Lease Credits	41,538	43,597
Income Taxes Payable	73,491	9,352

Total Current Liabilities	558,851	449,372

Long-Term Liabilities
Deferred Income Taxes	33,515	47,142
Deferred Lease Credits	192,619	212,052
Long-term Debt	68,566	71,213
Other Liabilities	203,567	214,170

Total Long-Term Liabilities	498,267	544,577

Total Shareholders’ Equity	1,890,784	1,827,917

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$2,947,902	$2,821,866

Abercrombie & Fitch Co.
Domestic Store Count
(Unaudited)
Thirteen and Fifty-Two Week Periods Ended January 29, 2011

Store Activity	Abercrombie & Fitch	abercrombie	Hollister	Gilly Hicks	Total

October 30, 2010	340	201	510	17	1,068

New	1	—	1	—	2

Remodels/Conversions (net activity)	—	2	—	1	3

Closed	(25)	(22)	(9)	—	(56)

January 29, 2011	316	181	502	18	1,017

January 30, 2010	340	205	507	16	1,068

New	4	2	5	1	12

Remodels/Conversions (net activity)	(1)	1	—	1	1

Closed	(27)	(27)	(10)	—	(64)

January 29, 2011	316	181	502	18	1,017

Abercrombie & Fitch Co.
International Store Count
(Unaudited)
Thirteen and Fifty-Two Week Periods Ended January 29, 2011

Store Activity	Abercrombie & Fitch	abercrombie	Hollister	Gilly Hicks	Total

October 30, 2010	7	4	27	—	38

New	2	—	11	1	14

Remodels/Conversions (net activity)	—	—	—	—	—

Closed	—	—	—	—	—

January 29, 2011	9	4	38	1	52

January 30, 2010	6	4	18	—	28

New	3	—	20	1	24

Remodels/Conversions (net activity)	—	—	—	—	—

Closed	—	—	—	—	—

January 29, 2011	9	4	38	1	52

Reconciliation of GAAP to non-GAAP financial measures
This release contains non-GAAP financial measures reflecting adjustments to the Company’s net income per diluted share for the thirteen and fifty-two weeks ended January 29, 2011 and January 30, 2010. Provided in the tables below are reconciliations between the relevant GAAP financial measures and the non-GAAP financial measures contained in this release. As used herein, “GAAP” refers to accounting principles generally accepted in the United States of America.
The Company believes that the non-GAAP financial measures presented in the release and below in the reconciliation tables are useful to investors as they provide the ability to measure the Company’s operating performance and compare it against that of prior periods without reference to the Condensed Consolidated Statements of Income impact of discontinued operations and non-cash, store related asset impairment charges. These non-GAAP financial measures should not be used as alternatives to net income per diluted share as indicators of the ongoing operating performance of the Company and are also not intended to supersede or replace the Company’s GAAP financial measures.
Abercrombie & Fitch Co.
Reconciliation of net income per diluted share on a
GAAP basis to net income per diluted share on a non-GAAP basis
(Unaudited)

	Thirteen Weeks Ended
	January 29, 2011	January 30, 2010

Net income per diluted share on a GAAP basis	$1.03	$0.53
Plus: Net loss from discontinued operations (1)	—	$0.15
Plus: Non-cash, store-related asset impairment charges (2)	$0.33	$0.23

Plus: Store closure charges (3)	$0.03	—

Net income per diluted share on a non-GAAP basis	$1.38	$0.91

	Fifty-two Weeks Ended
	January 29, 2011	January 30, 2010
Net income per diluted share on a GAAP basis	$1.67	$0.00
Plus: Net loss from discontinued operations (1)	—	$0.89
Plus: Non-cash, store-related asset impairment charges (2)	$0.34	$0.23

Plus: Store closure charges (3)	$0.03	—

Net income per diluted share on a non-GAAP basis	$2.05	$1.12

(1)
Net loss from discontinued operations for the fourth quarter and fiscal year includes the operating results, exit charges and non-cash impairment charges for Ruehl, which ceased operations during the fourth quarter of Fiscal 2009.

(2)
The non-cash, store-related asset impairment charges relate to stores whose asset carrying value exceeded the fair value. For the thirteen week period ended January 29, 2011, the charge was associated with one Abercrombie & Fitch, one abercrombie kids, six Hollister and 13 Gilly Hicks stores. For the fifty-two week period ended January 29, 2011, the charge was associated with two Abercrombie & Fitch, two abercrombie kids, nine Hollister and 13 Gilly Hicks stores. For the thirteen and fifty-two week periods ended January 30, 2010, the charge was associated with 34 Abercrombie & Fitch, 46 abercrombie kids and 19 Hollister stores.

(3)
For the thirteen and fifty-two week periods ended January 29, 2011, the store closure charges were associated with the closure of 56 stores and 64 stores, respectively, primarily related to lease obligations.